Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
EVERGREEN SOLAR, INC.
     Evergreen Solar, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation, at a meeting of the Board of Directors on October 30, 2009, in accordance with the provisions of Section 141(b) of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended. The resolution setting forth the proposed amendment is as follows:
     RESOLVED: That a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Amendment”), effecting a change in the first paragraph of Article FOURTH thereof, so that said first paragraph of Article FOURTH shall read in its entirety as set forth below, is hereby approved, and is recommended to the stockholders of the Corporation (the “Stockholders”) for approval as being advisable and in the best interests of the Corporation:
“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 477,227,668 shares, consisting of (i) 450,000,000 shares of common stock, with a par value of $.01 per share (the “Common Stock”) and (ii) 27,227,668 shares of Preferred Stock, with a par value of $.01 per share (the “Preferred Stock”), of which 26,227,668 shares shall be designated Series A Convertible Preferred Stock.”
     SECOND: That the stockholders of the Corporation duly approved such resolution at a special meeting of stockholders held on December 9, 2009 by affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the subject matter in accordance with the provisions of Section 216 of the General Corporation Law of the State of Delaware.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 11th day of December 2009.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow, Secretary